Exhibit 10.1

MARIHUANA PROJECT DEVELOPMENT SERVICES AGREEMENT

MEDICAL MARIHUANA DEVELOPMENT SERVICES AGREEMENT, made effective this 10th day of March 2014 between:

Matthew Chadwick
10682 244th St
Maple Ridge BC
V2W 2E6
(Hereinafter referred to as “Provider” or “Chadwick”)

AND:

Enertopia Corp.
950 - 1130 Pender St W
Vancouver BC Canada V6E 4A4
Kelowna BC V1X 7W2

(Hereinafter referred to as “Company”)

WITNESS THAT:

WHEREAS:

A.        Company requires management services in the legal marijuana business and desires to contract the Provider to provide such services;

B.        Provider is engaged in the business of providing project development services to legal marihuana companies and has agreed to provide such services to the Company as its Senior Vice President of Marihuana Operations.

NOW THEREFORE, the parties agree as follows:

I.        APPOINTMENT

The Company is desirous of retaining the consulting services of Chadwick as Senior Vice President – Marihuana Operations, on a continuing basis and the Consultant has agreed to serve the Company as an independent contractor upon the terms and conditions hereinafter set forth.

II.        TERM

The initial term of this agreement shall begin on the date of execution of this Agreement and continue for six months. Thereafter the agreement will continue on a month-by-month basis pending agreement by both parties.

III.        SERVICES OF PROVIDER

Provider shall be appointed as the Senior Vice President of Marihuana Operations for Company and as such shall perform services that may include but are not limited to the following:

A.        Provider will consult with and advise Company and assist in developing appropriate due diligence procedures and materials for evaluation of commercial scale marihuana production (“MMJ”) operations; and

Corporate Development Services Agreement	page 2

B.        Provider will assist the Company in project management and development of MMJ facilities across Canada and those areas with the United States of America where such activities are in compliance with law, such activity to include but not be limited to plant layout, air flow design, feeding schedules and optimization, lighting schedule and design, timeliness of cultivation procedures, and in general all things necessary to successfully grow and cultivate marihuana plants; and

C.        Provider will provide advice and assistance to Company operations on a limited, as-available basis, to likewise optimize those MMJ facilities owned in whole or in part by the Company.

D.        The services to be performed Chadwick pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Provider without the previous written consent of the Company.

IV.        LIMITATIONS ON SERVICES

The parties recognize that certain responsibilities and obligations are imposed by federal, provincial and state securities laws and by the applicable rules and regulations of the Securities Commissions and other legislation and regulations regarding the cultivation and sale of marihuana. Accordingly, Provider agrees that; and

A.        Provider shall not release any financial or other material information or data about Company and its business without the consent of approval of Company; and

B.        Provider shall not conduct any meetings representing Company without informing Company of the proposed meeting and its general format or agenda; and

C.        Provider shall not release any information or data about Company’s affairs to selected limited person(s), entity or group if Provider is aware that such information or data has not been generally released or promulgated; and

D.        Provider shall not enter any binding agreements on behalf of Company that individually or in aggregate exceed $5,000 in liability to Company, without written authorization, in advance, to do so, and

E.        Provider shall not take any action that is in contravention with local, provincial and state, or Federal laws as applicable with regard to the MMJ facilities and business.

V.        COMPENSATION

A.        In consideration for the Services, the Company shall pay Provider a monthly fee of $25,000 payable in advance of each monthly period from the signing of this agreement, with the first month’s payment being made on signing and total compensation of $150,000 during the period of this Agreement.

B.        The Company will pay for approved travel expenses.

C.        The monthly compensation will be reviewed after six months.

D.        The Provider shall be responsible for the payment of its income taxes and other remittances including but not limited to any form of insurance as shall be required by any governmental entity with respect to compensation paid by the Company to the Consultant

Corporate Development Services Agreement	page 3

VI.       RELATIONSHIP OF PARTIES

Provider is a contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment insurance) and all workers compensation insurance. This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties and neither party is intended to have any interest in the business or property of the other.

VII.        GENERAL

A.        This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, which shall be deemed to be the proper law of this contract.

B.        This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto or by their successors or assigns.

C.        This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document, and any facsimile signature shall be taken as an original.

D.        The provisions herein contained constitute the entire agreement between the parties and supersedes all previous communications, representations and agreements whether oral or written between the parties with respect to the subject matter hereof.

E.        Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and to do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

F.        No condoning, excusing or waiver by any party hereto of any default, breach of non-observance by any other party hereto at any time or times in respect of any covenant, proviso or condition herein contained shall operate as a waiver of that party’s rights hereunder in respect of any continuing or subsequent default, breach or non-observance, or so as to defer or affect in any way the rights of the party in respect of any such continuing or subsequent default breach of non-observance, and no waiver shall be inferred from or implied by anything done or omitted to be done by the party having those rights.

G.        This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, administrators, successors and their respective permitted assigns.

H.        Time is of the essence of this agreement.

I.        This Agreement is subject to the acceptance of the applicable stock exchanges and regulatory bodies.

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their respective hands as of the day and year first written above.

Matthew Chadwick	Enertopia Corporation.
PROVIDER	COMPANY

___________________________ Per: Authorized Signatory	___________________________ Per: Authorized Signatory